UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                        _______________

                           FORM 8-A/A

       FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
            PURSUANT TO SECTION 12(b) OR (g) OF THE
                SECURITIES EXCHANGE ACT OF 1934


                    VARLEN CORPORATION
     (Exact name of registrant as specified in its charter)

      Delaware                     14-2651100
(State of incorporation)          (IRS Employer
                                 Identification No.)

                       55 Shuman Boulevard
                          P.O. Box 3089
                 Naperville, Illinois 60566-7089
       (Address of principal executive offices) (Zip Code)


      Registrant's telephone number, including area code:
                         (630) 420-0400


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class           Name of each exchange on which
to be so registered           each class is to be registered

None                          None

Securities to be registered pursuant to Section 12(g) of the Act:
Preferred Stock Purchase Rights

                        (Title of Class)

Item   1.     Description  of  Registrant's  Securities   to   be
Registered.

          On May 25, 1999, the Board of Directors of Varlen Corporation (the "Company") authorized an amendment (the "Amendment") to the Rights Agreement dated as of June 17, 1996, as amended (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent"). The purpose of the Amendment was to amend Section 3(a) of the Rights Agreement to provide as follows:


          Until   the   Close   of  Business   on   the
          Distribution  Date, (x) the  rights  will  be
          evidenced  (subject  to  the  provisions   of
          Section 3(b) hereof) by the certificates  for
          Common  Stock registered in the names of  the
          holders  thereof  and not by  separate  right
          Certificates,  and  (y) the  Rights  will  be
          transferable  only  in  connection  with  the
          transfer  of  Common  Stock.   As   soon   as
          practicable after the Distribution Date,  the
          Company will prepare and execute, the  Rights
          Agent  will countersign and the Company  will
          send  or  cause  to be sent (and  the  Rights
          Agent  will,  if requested, send)  by  first-
          class, insured, postage-prepaid mail, to each
          record holder of Common Stock as of the close
          of  business on the Distribution Date  (other
          than any Acquiring Person or any Associate or
          Affiliate  of  an Acquiring Person),  at  the
          address  of such holder shown on the  records
          of  the  Company,  a  Right  Certificate,  in
          substantially the form of Exhibit B hereto (a
          "Right  Certificate"), evidencing  one  Right
          (subject  to  adjustment as provided  herein)
          for  each share of Common Stock so held.   As
          of  the Distribution Date, the Rights will be
          evidenced  solely by such Right Certificates.
          The  Distribution Date shall mean the earlier
          (i) the tenth day after the Stock Acquisition
          Date,  or (ii) such date as may be determined
          by  action of the Board of Directors prior to
          such  time as any Person becomes an Acquiring
          Person after the date of the commencement  by
          any  Person (other than an Exempt Person) of,
          or  of  the first public announcement of  the
          intention  of  such  Person  (other  than  an
          Exempt  Person)  to  commence,  a  tender  or
          exchange  offer  the  consummation  of  which
          would  result  in any Person (other  than  an
          Exempt Person) becoming the Beneficial  Owner
          of  shares of Common Stock aggregating 15% or
          more  of  the  Common Stock then outstanding,
          including,  without  limitation,  the  tender
          offer  by  Track Acquisition Incorporated,  a
          wholly-owned subsidiary of Amsted Industries,
          Incorporated,  disclosed on a Schedule  14D-1
          filed on May 24, 1999 with the Securities and
          Exchange   Commission   and   any   amendment
          thereto.

          The  text  of  the  Amendment  is  attached  hereto  as
Exhibit 1 and incorporated herein by reference. The foregoing description of the Amendment is qualified by reference to such exhibit.

Item 2.   Exhibits.

          1.   Amendment No. 2 Rights Agreement, dated as of  May
               25,  1999,  between Varlen Corporation and  Harris
               Trust and Savings Bank.

                           SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                          VARLEN CORPORATION




                          By:/s/Richard A. Nunemaker
                          Name:  Richard A. Nunemaker
                          Title: Vice President, Finance and
                                 Chief Financial Officer


June 7, 1999